Exhibit 99.1

Contact: Safeco Investor Relations

Neal Fuller, 206/545-5537

Karin G. Van Vleet, 206/925-1382

Contact: Safeco Media Relations

Paul Hollie, 206/545-3048

Safeco Declares Regular Dividend

and Announces $750 Million Share Repurchase Plan

SEATTLE—(Aug. 1, 2007)—Safeco (NYSE: SAF) today declared a regular dividend of $0.40 per share on its common stock. The dividend is payable October 22, 2007 to shareholders of record on October 5, 2007.

The company also announced that its board of directors has approved the repurchase of up to $750 million of the company’s common stock, which replaces the board’s prior share repurchase authorization. At today’s closing share price, the current authorization is equal to approximately 12 percent of Safeco’s shares outstanding at June 30, 2007.

The company is authorized to repurchase shares through open-market purchases, privately negotiated purchases or other means, including accelerated share repurchases and 10b5-1 trading plans.

Safeco, in business since 1923, is a Fortune 500 property and casualty insurance company based in Seattle. The company sells insurance to drivers, homeowners, and small- and mid-sized businesses principally through a national network of independent agents and brokers. More information about Safeco can be found at www.safeco.com.